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                                                                   EXHIBIT 99(c)



             INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND

                             CENTURION FUNDS, INC.

                              [NAME OF PORTFOLIO]

 THE CORPORATION IS AUTHORIZED TO ISSUE FIVE HUNDRED MILLION SHARES, PAR VALUE
                                    $.001.

                                   SPECIMEN
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     The Corporation is authorized to issue four or more series of stock.  The
     Corporation will furnish to any stockholder on request and without charge a full statement of the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the stock of each series which the Corporation is authorized to issue and, if the Corporation is authorized to issue any preferred or special class in such series, of the differences in the relative rights and preferences among the shares of each series to the extent they have been set and the authority of the Board of Directors to set the relative rights and preferences of subsequent series.